EXHIBIT 99.1

PetMed Express, Inc. Announces Appointment of Robyn D’Elia as Chief Financial Officer

D’Elia Brings More than 25 Years of Strategic Finance and Retail Leadership Experience to PetMeds

DELRAY BEACH, Fla., September 12, 2024 (GLOBE NEWSWIRE) – PetMed Express, Inc., dba PetMeds and parent company of PetCareRx, (Nasdaq: PETS) (the "Company") today announced the appointment of retail and ecommerce veteran Robyn D’Elia as Chief Financial Officer (“CFO”) effective September 16, 2024. D’Elia brings over 25 years of experience in financial leadership and strategic planning across multiple industries, including 24 years at Bed Bath & Beyond where she served in senior leadership roles across finance for two decades, and served as CFO from 2018 to 2020. Most recently D’Elia served as CFO at Odeko, a privately held all-in-one operations partner for independent coffee shops, cafes and other shops. As CFO at PetMeds, D’Elia will oversee the Company’s entire finance organization and report directly to President and CEO Sandra Campos.

“We are excited to welcome Robyn as PetMeds new Chief Financial Officer,” said Sandra Campos, President and CEO. “Robyn brings a wealth of expertise in financial leadership, with a strong track record of financial discipline, operational rigor and deep experience in technical accounting. Her exceptional ability to help scale organizations, having been a part of the leadership team that oversaw tremendous growth at Bed Bath & Beyond, aligns perfectly with our vision for the future of PETS. Robyn’s strategic insight and proven ability to navigate complex financial landscapes will be invaluable as we continue to expand and deliver long-term value for our shareholders, customers, and employees.”

Robyn D’Elia said, “I am thrilled to be joining PetMeds at such a pivotal time and look forward to leading the Company’s finance organization, working to solidify our financials and strengthen our foundation to ensure we are well positioned to deliver healthy, profitable growth to drive long-term shareholder value.”

About Robyn D’Elia

Ms. D’Elia brings over 25 years of experience in financial leadership and strategic planning across multiple industries. Before joining PetMeds, Robyn served as CFO at Odeko, a privately held all-in-one operations partner for independent coffee shops, cafes and other shops, from 2022 to 2024. Prior to that, she spent 24 years at Bed Bath & Beyond, a Fortune 500 multi-channel retailer, where she held senior leadership roles of progressive responsibility within the finance organization including serving as CFO from 2018 to 2020. She oversaw significant financial growth with the company’s revenue expanding from $800 million to $11.5 billion, including $2 billion from digital channels. In 2020, Robyn founded RMD Advisory, a consulting firm providing services in strategic planning, M&A, FP&A, and corporate governance. Through RMD, she advised a range of startup and public companies including Aerie Pharmaceuticals, which benefited from her leadership in cost reduction initiatives, contributing to its sale to Alcon for $930 million in 2022. Robyn also serves as a Board Member and Audit Committee Chair for itel, a privately held data and technology company that optimizes the property insurance claims process, a position she has held since 2021. Ms. D’Elia holds a Bachelor of Science in Accounting from Seton Hall University.

About PetMed Express, Inc.

Founded in 1996, PetMeds is a leader in pioneering the digital pet pharmacy industry. As a national online retailer, PetMeds.com and PetCareRx.com are top choices for delivering preventive and chronic symptom prescriptions and OTC medications and products through their thousands of veterinary partners and a loyal customer base. Leveraging telehealth and insurance partnerships, they offer unparalleled value and convenience to pet parents at every stage of their pets' lives, whether dogs, cats, or horses. PetMeds and PetCareRx provide a comprehensive range of medications, food products, and essential supplies through their websites, www.PetMeds.com and www.PetCareRx.com.

Forward Looking Statement

This press release may contain “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such forward-looking statements are set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in the Company’s Annual Report on Form 10-K/A for the year ended March 31, 2023. The Company’s future results may also be impacted by other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and periodic filings on Form 8-K. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company explicitly disclaims any obligation to update any forward-looking statements, other than as may be required by law. If the Company does update one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

Investor Contact:
ICR, LLC
John Mills
(646) 277-1254

Reed Anderson
(646) 277-1260

investor@petmeds.com